1 Becton Drive

Franklin Lakes, NJ 07417

www.bd.com

News Release

Contact:

Colleen T. White, Corporate Communications – 201-847-5369

Patricia A. Spinella, Investor Relations – 201-847-5453

BD BOARD OF DIRECTORS ELECTS DR. ADEL A.F. MAHMOUD

Franklin Lakes, NJ (July 25, 2006) — BD (Becton, Dickinson and Company) (NYSE:BDX) announced today that it has elected Adel A.F. Mahmoud, M.D., Ph.D. to its Board of Directors. With his election, the BD board now consists of 12 members, 11 of whom are independent.

Dr. Mahmoud, 64, has been named Chief Executive of the Global HIV Vaccine Enterprise, a global alliance dedicated to accelerating the development of a preventive HIV vaccine, effective September 1, 2006. He is currently Chief Medical Advisor, Vaccines and Infectious Diseases at Merck & Co., Inc. From 1999 to 2005, Dr. Mahmoud served as President, Merck Vaccines and Member, Management Committee, where he managed Merck's extensive vaccine portfolio. Prior to joining Merck, Dr. Mahmoud served as Chairman of Medicine and Physician-in-Chief at Case Western Reserve University and University Hospitals of Cleveland.

“I am delighted to welcome Adel Mahmoud, a distinguished scientist, physician and business leader, to our board,” said Edward J. Ludwig, BD's Chairman, President and Chief Executive Officer. “Dr. Mahmoud's infectious disease knowledge and significant work in the field of vaccines will be invaluable as BD continues its focus on unmet global healthcare needs, including HIV/AIDS.”

Dr. Mahmoud received his M.D. degree from the University of Cairo, Faculty of Medicine, a D.P.H. degree from the University of Ain Shams, Faculty of Medicine and a Ph.D. from the University of London, School of Hygiene and Tropical Medicine and the Hospital for Tropical Diseases. He is a fellow of the American College of Physicians and a member of the Expert Advisory Panel on Parasitic Diseases of the World Health Organization and the Institute of Medicine of the National Academy of Sciences. He served on the National Advisory Allergy and Infectious Diseases Council and is a past-president of the Central Society for Clinical Research and International Society for Infectious Diseases.

ABOUT BD

BD, a leading global medical technology company that makes and sells medical devices, instrumented systems and reagents, is dedicated to improving people's health throughout the world. BD is focused on improving drug therapy, enhancing the quality and speed of diagnosing infectious diseases, and advancing research and discovery of new drugs and vaccines. The Company's capabilities are instrumental in combating many of the world's most pressing diseases. Founded in 1897 and headquartered in Franklin Lakes, New Jersey, BD employs more than 25,000 people in approximately 50 countries throughout the world. The Company serves healthcare institutions, life science researchers, clinical laboratories, industry and the general public. For more information, please visit www.bd.com.

***